Exhibit 21.1

List of Subsidiaries

Wuhan Youji Industries Co., Limited, a People’s Republic of China corporation – wholly-owned subsidiary of the registrant.

Wuhan Youji Import and Export Co. Limited, a People’s Republic of China corporation – 51% owned subsidiary of Wuhan Youji Industries Co., Limited.